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EXHIBIT 23.3

CONSENT OF FRIEDMAN & FRIEDMAN, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in Amendment no. 1 to the Registration Statement (Form S-3) and related prospectus of Alpnet, Inc. pertaining to the registration of 1,022,648 shares of its common stock, our Auditors' Report dated February 13, 1998 with respect to the statement of earnings, deficit and changes in financial position for the year ended December 31, 1997, which we have been advised is included in the Annual Report (Form 10-K) of Alpnet Inc. for the year ended December 31, 1999 and accordingly, by reference in Amendment no. 1 to the Form S-3 Registration Statement filing bearing a pro-forma date of June 16, 2000.


\s\FRIEDMAN & FRIEDMAN


Chartered Accountants


Montreal, Quebec
June 15, 2000